Table of Contents

Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-227349

Genius Brands International, Inc.

Prospectus

3,600,000 Shares

Common Stock

This prospectus relates to the resale of up to an aggregate of 3,600,000 shares of our common stock issuable upon the conversion of certain secured convertible notes and the exercise of certain outstanding warrants. Of this total, (i) 1,800,000 shares of our common stock are issuable upon the conversion of our 10% secured convertible notes due August 20, 2019 (the “Secured Convertible Notes”) issued by Genius Brands International, Inc., a Nevada corporation, (the “Company”), and (ii) 1,800,000 shares of our common stock are issuable upon exercise of warrants (the “Warrants,” and, together with the Secured Convertible Notes, the “Securities”) at an exercise price of $3.00 per share. The Securities were issued by the Company to (i) accredited investors pursuant to or in connection with a Securities Purchase Agreement, dated August 17, 2018, by and among the Company and the purchasers named therein.

Our common stock is traded on the Nasdaq Capital Market, under the symbol “GNUS.” On October 22, 2018, the last reported sale price for our common stock was $2.49 per share.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

You should rely only on the information contained in this prospectus and any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on and as of the date of this prospectus, regardless of the time of any sale of securities.

Our business and an investment in our securities involve a high degree of risk. Before making any investment in our securities, you should read and carefully consider the risks described in the “Risk Factors” section beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS OCTOBER 23, 2018.

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference into this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the documents incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean Genius Brands International, Inc., together with its subsidiaries.

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the U.S. Securities and Exchange Commission, or SEC. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 3.

Overview

Genius Brands International, Inc. (“we”, “us”, “our”, or the “Company”) is a global content and brand management company that creates and licenses multimedia content. Led by industry veterans, we distribute our content in all formats as well as a broad range of consumer products based on its characters. In the children's media sector, our portfolio features “content with a purpose” for toddlers to tweens, which provides enrichment as well as entertainment including the award-winning Baby Genius; new preschool property Rainbow Rangers; preschool property Llama Llama that debuted on Netflix; tween music-driven brand SpacePop; adventure comedy Thomas Edison's Secret Lab® available on public broadcast stations and Warren Buffett's Secret Millionaires Club, created with and starring iconic investor Warren Buffett. The Company’s Genius Brands Network is distributed on Comcast's Xfinity on Demand, Apple TV, Roku, Amazon Fire, You Tube, and Amazon Prime. The Company also has a partnership with Stan Lee’s Pow! Entertainment which it manages for creation, production, licensing and management of original Stan Lee superhero programs.

In addition, the Company acts as licensing agent for Llama Llama, leveraging its existing licensing infrastructure to expand this brand into new product categories, and new territories.

Recent Developments

Private Placement Offering

On August 17, 2018, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”), pursuant to which we agreed to sell (the “Offering”) (i) an aggregate principal amount of $4.50 million in secured convertible notes, convertible into shares of our common stock, at a conversion price of $2.50 per share (the “Secured Convertible Notes”) and (ii) warrants to purchase 1,800,000 shares of our common stock at an exercise price of $3.00 per share (the “Warrants,” and, together with the Secured Convertible Notes, the “Securities”). We received approximately $4,500,000 in gross proceeds from the Offering.

Secured Convertible Notes and Warrants

The Secured Convertible Notes are our senior secured obligations and are secured by certain tangible and intangible property of the Company as described in the Purchase Agreement. Unless earlier converted or redeemed, the Secured Convertible Notes will mature on August 20, 2019. The Secured Convertible Notes bear interest at a rate of 10% per annum, and are convertible at any time until a Secured Convertible Note is no longer outstanding, in whole or in part, at the option of the holders into shares of common stock at a conversion price of $2.50 per share. The Secured Convertible Notes have a beneficial ownership limitation such that none of the Investors have the right to convert any portion of their Secured Convertible Notes if the Investor (together with its affiliates or any other persons acting together as a group with the Investor) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of our common stock issuable upon conversion of such Secured Convertible Notes. In addition, the Secured Convertible Notes provide for a conversion cap such that we may not issue any shares of our common stock upon conversion of Secured Convertible Notes which would exceed the aggregate number of shares of our common stock we could issue upon conversion of the Secured Convertible Notes without breaching our obligations, if any, under Nasdaq Stock Market LLC rules and regulations.

Interest under the Secured Convertible Notes is payable in arrears beginning on September 1, 2018 and thereafter on each of December 1, 2018, March 1, 2019, June 1, 2019 and at maturity when all amounts outstanding under the Secured Convertible Notes become due and payable. Subject to certain equity conditions, we may redeem the Secured Convertible Notes at any time prior to maturity. If we do not meet such equity conditions at maturity, we are obligated to repay in cash one-sixth of the then outstanding principal amount of the Secured Convertible Notes each month for the six months following the date of maturity, with the first such payment due on the date of maturity, followed by payments each month thereafter.

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The Secured Convertible Notes contain certain negative covenants, including prohibitions on the incurrence of indebtedness or liens. The Secured Convertible Notes also contain standard and customary events of default including, but not limited to, failure to make payments when due, failure to observe or perform covenants or agreements contained in the Secured Convertible Notes or the bankruptcy or insolvency of the Company or any of our subsidiaries.

The Warrants entitle the holders to purchase 1,800,000 shares of common stock. The Warrants are not exercisable until after six months from the date of issuance and expire five and half years from the date of issuance. The Warrants have an exercise price of $3.00 per share. In the event of a “Fundamental Transaction” (as defined in the Warrants), the Investors have the right to receive the value of the Warrants as determined in accordance with the Black Scholes option pricing model.

Company Information

We were incorporated in California on January 3, 2006 and reincorporated in Nevada in October 2011. We commenced operations in January 2006, assuming all of the rights and obligations of our then Chief Executive Officer, under an Asset Purchase Agreement between the Company and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles.

Our principal executive offices are located at 131 S. Rodeo Drive, Suite 250, Beverly Hills, California 90212. Our telephone number is 310-273-4222. We maintain an Internet website at www.gnusbrands.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review and consider the following risk factors and in the sections entitled “Risk Factors” contained in our most recent annual report on Form 10-K, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC, and all other information contained in this prospectus and incorporated by reference into the prospectus before purchasing our securities. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

The exercise of a substantial number of warrants or the conversion of a substantial amount of convertible notes by our security holders may have an adverse effect on the market price of our common stock.

Should any warrants outstanding and Secured Convertible Notes outstanding as of August 28, 2018 be exercised or converted, as applicable, there would be an additional 7,699,389 shares of common stock eligible for trading in the public market. Such securities, if exercised or converted, as applicable, will increase the number of issued and outstanding shares of our common stock. Therefore, the sale of the shares of common stock underlying the warrants and Secured Convertible Notes could have an adverse effect on the market price for our securities and/or on our ability to obtain future financing.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act”), that involve substantial risks and uncertainties. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words, such as “anticipate,” “could,” “continue,” “contemplate,” “estimate,” “expect,” “will,” “may,” “potential,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These include statements, among others, relating to the sufficiency of our financial resources, our planned future actions, and expected outcomes, our products under development, our intellectual property position, our plans with respect to funding operations, projected expense levels, and the outcome of contingencies.

Any or all of our forward-looking statements in this report may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially from those set forth in forward-looking statements. The uncertainties that may cause differences include, but are not limited to: our need for additional funds to finance our operations; our history of losses; anticipated continuing losses and uncertainty of future financing; market acceptance of our services; the sufficiency of our existing capital resources; competition from other companies; the risk of technological obsolescence; uncertainties related to our ability to obtain intellectual property protection for our technology; and dependence on officers, directors and other individuals.

We will not update forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised to consult any further disclosures we make in our reports to the SEC, including our reports on Forms 10-K, 10-Q and 8-K. Our filings list various important factors that could cause actual results to differ materially from expected results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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USE OF PROCEEDS

We are not selling any securities in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling securityholders. The selling securityholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby, including legal and accounting fees.

We will receive the exercise price upon any exercise of the Warrants, to the extent exercised on a cash basis. If the Warrants are exercised in full, we would receive gross proceeds of approximately $5.4 million. We currently intend to use such proceeds, if any, for general corporate purposes and working capital. The holder of the Warrant is not obligated to exercise the Warrant, and we cannot predict whether or when, if ever, the holder of the Warrant will choose to exercise the Warrant, in whole or in part.

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SELLING SECURITYHOLDERS

The shares of common stock being offered by the selling securityholders are those issuable to the selling securityholders upon conversion of the Secured Convertible Notes and exercise of the Warrants. We are registering (i) 1,800,000 shares of our common stock which are issuable upon the conversion of Secured Convertible Notes, and (ii) 1,800,000 shares of our common stock which. are issuable upon exercise of the Warrants. The Securities were issued by the Company to the Investors pursuant to the Purchase Agreement.

The table below lists the selling securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by each of the selling securityholders. The second column lists the number of shares of common stock beneficially owned by the selling securityholders, based on their respective ownership of shares of common stock, as of September 12, 2018, assuming conversion of the Secured Convertible Notes and exercise of the Warrants held by each such selling securityholder on that date but taking account of any limitations on exercise set forth therein. The percentage of shares beneficially owned prior to the offering is based on 9,130,986 shares of our common stock outstanding as of September 12, 2018. The number of shares in the column “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” represents all of the shares that the selling securityholder may offer under this prospectus and does not take into account any limitations on the conversion of Secured Convertible Notes and exercise of Warrants set forth therein.

Under the terms of the Secured Convertible Notes and the Warrants, a selling securityholder may not convert the Secured Convertible Notes or exercise the Warrants to the extent (but only to the extent) such selling securityholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99% of the total number of shares of our common stock then issued or outstanding. The numbers in the fourth column reflects these limitations. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Shares of Common Stock Beneficially Owned After Offering (1)	% of Shares of Common Stock Beneficially Owned After Offering (1)
32 Entertainment LLC (2)	0		800,000		0	*
Anson Investments Master Fund LP	468,684	(3)	1,440,000	(4)	468,684	4.99%
Jaime Taicher (5)	0		20,000		0	*
K. Tucker Andersen (6)	0		80,000		0	*
Iroquois Master Fund Ltd.	567,326	(7)	340,000	(8)	567,326	5.95%
Iroquois Capital Investment Group LLC	204,720	(7)	200,000	(9)	204,720	2.21%
Scot Cohen	330,000	(10)	120,000	(11)	330,000	3.52%
Richard Molinsky	35,596	(12)	40,000	(13)	35,596	*
Reiss Capital Management LLC (14)	0		80,000		0	*
Brio Capital Master Fund Ltd.	610,418	(15)	400,000	(16)	610,418	6.60%
Michael G. Klein Living Trust dated 3/25/2002 (17)	0		80,000		0	*

*	Less than 1%.

(1) Assumes the sale of the maximum number of shares to common stock to be sold pursuant to this prospectus.

(2) Includes (i) $1,000,000 aggregate principal amount of Secured Convertible Notes, convertible into 400,000 shares of our common stock and (ii) Warrants to purchase up to 400,000 shares of our common stock. Robert Wolf is the natural person with voting and dispositive power over the shares held by 32 Entertainment LLC. The selling securityholder’s address is 9 Westerleigh Road, Purchase, NY 10577

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(3) Includes shares of common stock and shares of common stock issuable upon exercise of certain warrants held by Anson Investments Master Fund, LP. This stockholder owns 200,000 shares of common stock as well as warrants which are exercisable into 850,001 shares of common stock of which 581,317 warrants which may not be exercised as the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company. Anson Advisors Inc. and Anson Funds Management LP, the co-investment advisers of Anson Investments Master Fund LP, or Anson, hold voting and dispositive power over the common shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Avenue, George Town, Grand Cayman M5H 3B7.

(4) Includes (i) $1,800,000 aggregate principal amount of Secured Convertible Notes, convertible into 720,000 shares of our common stock and (ii) Warrants to purchase up to 720,000 shares of our common stock.

(5) Includes (i) $25,000 aggregate principal amount of Secured Convertible Notes, convertible into 10,000 shares of our common stock and (ii) Warrants to purchase up to 10,000 shares of our common stock. The selling securityholder’s address is 525 E. 86th Street, Apt. 5F, New York, NY 10028.

(6) Includes (i) $100,000 aggregate principal amount of Secured Convertible Notes, convertible into 40,000 shares of our common stock and (ii) Warrants to purchase up to 40,000 shares of our common stock. The selling securityholder’s address is 369 Lexington Avenue, Suite 305, New York, NY 10019.

(7) Based on the Schedule 13G jointly filed with the SEC by Iroquois Capital Management L.L.C. (“Iroquois”), Richard Abbe and Kimberly Page on February 14, 2018, (i) Iroquois Master Fund Ltd. (the “Fund”) held 156,468 shares of common stock, 96,000 shares of common stock underlying the Series A Convertible Preferred Stock and reported warrants to purchase 371,858 shares of common stock, (ii) Iroquois Capital Investment Group LLC (“ICIG”) held 79,720 shares of common stock and reported warrants to purchase 125,000 shares of common stock, and (iii) Mr. Abbe has the sole authority and responsibility for the investments made on behalf of ICIG as its managing member and shares authority and responsibility for the investments made on behalf of the Fund with Ms. Page, each of whom is a director of the Fund. As such, Mr. Abbe may be deemed to be the beneficial owner of all shares of common stock held by and underlying the Series A Convertible Preferred Stock and reported warrants (subject to the Blockers) held by, the Fund and ICIG. Iroquois is the investment manager for the Fund and Mr. Abbe is the President of Iroquois. Each of the Iroquois Funds and the Reporting Individuals disclaims any beneficial ownership of any such shares of common stock, except to the extent of their pecuniary interest therein. 266,191 warrants may not be exercised to the extent that the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company after such exercise. The number of shares deemed beneficially owned is limited accordingly. The address of this Iroquois Capital Management L.L.C. is 205 East 42nd Street, 20th Floor, New York, New York 10017.

(8) Includes (i) $425,000 aggregate principal amount of Secured Convertible Notes, convertible into 170,000 shares of our common stock and (ii) Warrants to purchase up to 170,000 shares of our common stock.

(9) Includes (i) $250,000 aggregate principal amount of Secured Convertible Notes, convertible into 100,000 shares of our common stock and (ii) Warrants to purchase up to 100,000 shares of our common stock.

(10) Includes 165,000 shares of our common stock issuable upon exercise of warrants. The selling securityholder’s address is 20 E. 20th St., Apt. 6, New York, NY 100039.

(11) Includes (i) $150,000 aggregate principal amount of Secured Convertible Notes, convertible into 60,000 shares of our common stock and (ii) Warrants to purchase up to 60,000 shares of our common stock.

(12) Includes 31,667 shares of our common stock issuable upon exercise of warrants. The selling securityholder’s address is 51 Lords Hwy East Weston, CT 068839.

(13) Includes (i) $50,000 aggregate principal amount of Secured Convertible Notes, convertible into 20,000 shares of our common stock and (ii) Warrants to purchase up to 20,000 shares of our common stock.

(14) Includes (i) $100,000 aggregate principal amount of Secured Convertible Notes, convertible into 40,000 shares of our common stock and (ii) Warrants to purchase up to 40,000 shares of our common stock. Richard Reiss Jr., as the managing member, is the natural person with voting and dispositive power over the shares held by Reiss Capital Management LLC. The selling securityholder’s address is 152 West 57th Street, 32nd Floor, Georgica, New York, NY 100195.

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(15) Includes shares of common stock, shares of common stock issuable upon conversion of Series A Convertible Preferred Stock, and shares of common stock issuable upon exercise of certain warrants held by Brio Capital Master Fund Ltd. This stockholder owns 300 shares of the Company’s Series A Convertible Preferred Stock which are convertible into 100,000 shares of common stock as well as warrants which are exercisable into 366,667 shares of common stock. The Series A Convertible Preferred Stock may not be converted to the extent that the holder or any of its affiliates would own more than 9.99% of the outstanding common stock of the Company after such conversion, and the Series A Convertible Preferred Stock may not be voted to the extent that the holder or any of its affiliates would control more than 9.99% of the voting power of the Issuer. The number of shares deemed beneficially is limited accordingly. The warrants may not be exercised to the extent that the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company after such exercise. The number of shares deemed beneficially owned is limited accordingly. Shaye Hirsch is the natural person with voting and dispositive power over the shares held by Brio Capital Master Fund Ltd. The address of this beneficial owner is 100 Merrick Road, Suite, 401 W. Rockville Center, NY 11570.

(16) Includes (i) $500,000 aggregate principal amount of Secured Convertible Notes, convertible into 200,000 shares of our common stock and (ii) Warrants to purchase up to 200,000 shares of our common stock.

(17) Includes (i) $100,000 aggregate principal amount of Secured Convertible Notes, convertible into 40,000 shares of our common stock and (ii) Warrants to purchase up to 40,000 shares of our common stock. Michael G. Klein is the natural person with voting and dispositive power over the shares held by Michael G. Klein Living Trust dated 3/25/2002. The selling securityholder’s address is 11755 Wilshire Blvd., Suite 1650, Los Angeles, CA 90025.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock that may be issued upon conversion of the Secured Convertible Notes issued pursuant to the Purchase Agreement and upon exercise of the Warrants issued pursuant to the terms of the Purchase Agreement to permit the resale of these shares of common stock by the holders of such Secured Convertible Notes and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock, Secured Convertible Notes or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be approximately $10,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

The validity of the securities we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

Squar Milner LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this Registration Statement. Our financial statements are incorporated by reference in reliance on Squar Milner LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, and on our web site at http://www.gnusbrands.com. The information contained on our web site is not included or incorporated by reference into this prospectus. In addition, our common stock is listed for trading on The Nasdaq Capital Market under the symbol “GNUS.” You can read and copy reports and other information concerning us at the offices of the Financial Industry Reporting Authority located at 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the Public Reference Room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that we sell all of the securities offered by this prospectus or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case the information contained in such documents to the extent “furnished” and not “filed”). The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on April 2, 2018 (File No. 000-54389);
•	The portions of our definitive proxy statement on Schedule 14A, filed on August 10, 2018 that are deemed “filed” with the SEC under the Exchange Act (File No. 000-54389);

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed on May 15, 2018, and for the quarter ended June 30, 2018, filed on August 14, 2018 (File No. 000-54389);

•	Our Current Reports on Form 8-K filed on on January 8, 2018, March 6, 2018, March 12, 2018, April 5, 2018 and August 17, 2018 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto) (File No. 000-54389); and

•	The description of our securities contained in our Registration Statement on Form 8-A filed on November 18, 2016 pursuant to Section 12(g) of the Exchange Act, and any amendment or report filed with the SEC for purposes of updating such description (File No. 000-54389).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting Genius Brands International, Inc., 131 S. Rodeo Drive, Suite 250, Beverly Hills, California 90212, or call (301) 273-4222.

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Genius Brands International, Inc.

3,600,000 Shares of Common Stock

PROSPECTUS

October 23, 2018